SHARE PURCHASE BINDING LETTER OF INTENT
股份购买约束性意向书

This Share Purchase Binding Letter of Intent (this "Agreement") is dated as of September 29, 2009, by and between VLOV, Inc. (OTCBB: VLOV), a Nevada corporation (the "Company"), and ARC China, Inc., a Shanghai corporation ("Purchaser").
           劲都人（国际）服饰有限公司(OTCBB: VLOV), 一家内华达州公司（“公司”）与宏弧商务咨询（上海）有限公司，一家上海外商独资公司（“买方”）于2009年7月31日签订本股份购买约束性意向书（“协议”）。

RECITALS
事实

WHEREAS, the Company desires to have Purchaser buy shares of VLOV, and Purchaser desires to purchase shares of VLOV, and help to facilitate financing and provide various investor relations, corporate governance and other ancillary advisory and activist investor services for the Company pursuant to the terms and subject to the conditions set forth in this Agreement.
           公司希望买方购买VLOV 股份，买方希望购买VLOV股份，并帮助公司进行融资、投资者关系、公司治理及其他顾问和股东维权服务，条款如本协议所规定。

NOW, THEREFORE, in consideration of the services to be performed by Purchaser, and for the mutual covenants and promises as specified hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
           为便于买方履行服务职责，双方兹订立如下条款，以确认双方所做承诺与保证及其它善意和有价值的考虑：

1.           PURCHASER’S  DUTIES

            买方职责

(a)           The Company engages Purchaser and Purchaser accepts the Company's engagement to prepare the Company for an equity or debt financing or series of equity or debt financings for the Company and introduce certain investment banks and investors to the Company for the purpose of purchasing the Company's securities in a private placement and to provide various investor relations, corporate governance and assemble all necessary components for NYSE Amex or Nasdaq Capital Market listing and other ancillary advisory and activist investor services for the Company (the "Services").

           公司聘用买方，买方接受公司聘用，为其进行股权或债务融资，介绍投资银行和投资者以私募方式购买其证券，提供投资者关系、公司治理服务，为其准备在纳斯达克资本市场或纽交所上市，其他顾问和股东维权服务（“服务”）。

(b)           Purchaser further agrees to render the Services conscientiously and to devote Purchaser’s reasonable efforts and abilities thereto, at such time during the term hereof and in such reasonable manner as the Company and Purchaser shall mutually agree. Purchaser further agrees that it will assist the Company to complete a Nasdaq or NYSE Amex listing by December 31, 2009 on a best efforts basis.

                       买方同意在本协议期内将按双方协议谨慎和尽责提供服务，尽合理努力。买方并同意尽合理努力帮助公司在2009年12月31日前在纳斯达克或美交所上市。

2.           TERM.  The term of this Agreement shall commence on the date hereof and continue until terminated pursuant to Section 4 (the “Term”).

            期限。 本协议即日生效，直至按照第4条提出终止（“期限”）。

3.           REIMBURSEMENT OF EXPENSES.  For the Services rendered hereunder, the Company agrees to provide Purchaser with the following:

            费用报销。公司同意为买方提供的服务支付费用如下：

(a)           Upon closing of the Share Purchase, the Company shall reimburse Purchaser, up to $15,000, for all reasonable out-of-pocket expenses associated with the performance of the Services, including, without limitation, all of Purchaser's travel, telecommunication, and other business expenses provided that the Purchaser provides sufficient documentation of such expenses to the Company. The Company shall not be required to make any reimburse of expenses as provided herein in the even the Share Purchase does not close.

            股份购买完成后，公司应报销买方为提供服务而支出的合理费用，包括但不限于差旅费，通讯费和其他费用， 但该支出费用不超过美金15，000。如股份购买无法完成，公司将没义务付本条款形容的费用。

(b)           The Company will be responsible for Purchaser’s legal and escrow fees relating to the Share Purchase detailed in sections 5(a) and 5(c) below up to an aggregate of $25,000.

            公司应为第5(a)和5(c)条规定的股份购买支付法律和托管费用，总额可达25,000美元。

4.           TERMINATION.  This Agreement shall terminate 21 days after the date of execution of the Agreement unless it is extended by written agreement of both the Company and the Purchaser.   Purchaser may terminate this Agreement at any time if there are material differences in the actual state of the business compared to what has been provided in SEC filings or provided by the Company to Purchaser.

             终止。本协议在双方签署生效后的21天终止协议，除非双方书面同意延期。如果公司业务的实际状况与其SEC申报材料中的描述有重大差异，或与公司向买方提供的信息有重大差异，买方可以随时终止本协议。

5.           REGISTRATION RIGHTS.  Following the closing of the Share Purchase ("Required Filing Date"), within thirty (30) days of ARC China’s request, the Company will use its commercially reasonable efforts to file a registration statement ("Registration Statement") for the unregistered shares with the U.S. Securities and Exchange Commission ("SEC") registering the shares of the Company’s common stock underlying the preferred stock and the warrants issued in the Share Purchase.  The Company will use its commercially reasonable efforts to cause each Registration Statement to become effective no later than the date that is the earlier of (i) 90 days following the later of the final closing date of the Share Purchase and the date requested by ARC China (or, in the event of a "full review" of the Registration Statement by the SEC, 150 days following the final closing date of the Share Purchase) or (ii) five days after the SEC declares the Registration Statement effective (each, a "Required Effective Date").  If the Registration Statement (a) has not been filed on or before a Required Filing Date or (b) has not been declared effective by the SEC on or before a Required Effective Date, the Company shall, on the business day immediately following the Required Filing Date or the Required Effective Date, as the case may be, and each 30th day thereafter, make a payment to the Purchaser of the Company’s Convertible Preferred Stock as partial compensation for such delay equal to one percent 1.0% of the purchase price paid by the Purchaser in the Share Purchase (and not previously sold by the Purchaser) until the Registration Statement is filed or declared effective by the SEC, as the case may be; provided, however, that in no event shall such payments exceed in the aggregate ten percent 10.0% of the total purchase price for the Share Purchase.

登记权。当股份购买完成后(”必要登记日“)，宏弧商务咨询（上海）有限公司提出请求后30日内，公司将尽商业合理的努力提交登记声明（登记声明），向美国证券交易委员会（“SEC“）登记在股份购买中发行的优先股和认股权证。公司将尽商业合理的努力使登记声明在以下日期前生效，以较早日期为准（i）股份购买完成日或宏弧商务咨询（上海）有限公司要求日期后90日（如SEC全面审查,在股份购买完成之日起150日内），（ii）SEC宣告登记声明生效后5日内，（“必要生效日”）。如果登记声明 (a)在必要登记日当日或之前未提交，或(b)在必要生效日当日或之前未被SEC宣布生效，则公司应视情况在必要登记日或必要生效日之后第一个工作日，以及其后每30日，向可转换优先股投资人支付延迟损害赔偿金作为部分赔偿，金额为投资人在提交登记声明或登记声明由SEC宣布生效之前未售出的优先股之购买价格的1%，但支付总额不得超过股份购买价格的10%。

6.           COVENANTS.

保证

(a)           Within 21 days from the execution of this Agreement,  the Purchaser shall buy up to two million seven hundred ninety seven thousand two hundred and three  (2,797,203) units at a purchase price of $2.86 per unit, with each unit consisting of one (1)-year convertible preferred shares of the Seller with a one-to-one conversion ratio into common stock and a one-half three (3)-year common stock purchase warrant with an exercise price of $3.43 per share (the “Share Purchase”).  Each share of preferred stock shall be convertible at any time at the option of the Purchaser. The Share Purchase will therefore consist of up to two million seven hundred ninety seven thousand two hundred and three (2,797,203) units equivalent to up to two million seven hundred ninety seven thousand two hundred and three (2,797,203) one (1)-year convertible preferred shares of Seller at $2.86 per preferred share with a one-to-one conversion ratio into common stock and up to one million three hundred ninety eight thousand six hundred and two (1,398,602) three (3)-year common stock purchase warrants with an exercise price of $3.43 per share (the “Share Purchase”).

本协议生效日起的21天内，买方应立即向卖方购买 高达2，797，203股的一年期可转换优先股，价格为2.86美元每股，转换比例为1:1，和高达二分之一比例的三年期普通股认购权证，行权价为3.43美元每股（“股票购买”）。即，股票购买应包括可按每股2.86美元的价格和1：1的比例转换为2,797,203股普通股的一年期可转换优先股和行权价为3.43美元每股的1,398,602股三年期普通股认购权证（“股票购买”）。

(b)           Unless earlier converted at the option of the Purchaser pursuant to Section 6(a) above, if the Company completes a Nasdaq or NYSE Amex listing prior to twelve (12) months following the Share Purchase, the abovementioned convertible preferred shares will be automatically converted to common shares. If the Company becomes ineligible to list on either the Nasdaq or NYSE Amex due to a material issue known to the Company but was not disclosed prior to the Share Purchase, the abovementioned one (1)-year conversion period will be extended indefinitely at the discretion of the Purchaser.

如果公司在股票购买后12个月内在纳斯达克或美交所上市，上述可转换优先股将转换为普通股。如果因公司知悉但未在股票购买前披露的重大事件而导致公司不符合纳斯达克或美交所上市条件，上述的一年转换期将无限期延长，具体时限由买方决定。

(c)           The Company agrees and covenants that it will escrow (i) US $150,000 in cash and (ii) 300,000 three (3)-year common stock purchase warrants, priced at $3.43 per share with cashless exercise rights, for Purchaser to allocate to investor relations firms for marketing purposes for 12 months following the Share Purchase. In case these warrants are transferred to a third party, such warrants are non-refundable. The Company will only be responsible for the abovementioned investor relations firms’ compensation for 12 months following the Share Exchange. The Purchaser agrees and covenants that it will escrow up to 5% of the Shares purchased, at Purchaser’s sole discretion, to be released to investor relations firms designated from time-to-time by the Purchaser to supplement any additional investor relations costs incurred during this time.

公司同意托管150，000美元的现金和定价为每股3.43美元、无现金行权的300，000股三年期普通股认购权证，由买方分配给投资者关系公司，以支付股份购买完成后起12个月为融资做公关的费用。如果权证已转让给第三方，权证不可退还。公司只需向上述投资者关系公司支付股份购买完成后起12个月的报酬。买方同意托管其购买股份的5%，由其自行决定，分配给其选定的投资者关系公司，支付上述期间任何额外的投资者关系费用。

(d)           The Company agrees and covenants that in connection with the Share Purchase, the Company will conduct at least two road shows per 12-month period in each of the United States and Europe, as directed by and in cooperation with the Purchaser.

公司同意每12个月进行最少2次路演。

(e)           During the Term and for at least one year following the closing of the Share Purchase, the Company covenants that it will cause one person designated by Purchaser to be duly appointed or elected to the Company's Board of Directors, and further covenants that it will cause to be duly appointed or elected additional independent directors so that a majority of the Board of Directors shall meet the independence requirements set forth in the Nasdaq Marketplace Rules.

 协议期间和股份购买完成后至少一年，公司同意接受买方指派的一名独立董事，并同意任命或选举独立董事，使董事会的构成符合纳斯达克市场规则。

 (f)           The Company will retain a bilingual member of the senior management team, preferably a CFO or controller for external communications which reports to the CFO. In addition, the issuer will retain a board of directors which complies with NASDAQ and NYSE Amex listing requirements within the next six (6) months after closing of the Share Purchase..

  公司同意聘用一位通晓中英文的高官成员，最好是CFO或向CFO汇报的负责对外沟通的财务总监。公司同意在股份购买完成后6个月内聘用一位符合纳斯达克和美交所上市规则的董事。 (g)Within six months after closing of the Share Purchase,  the Company covenants that it will establish and maintain an audit committee, a compensation committee, a corporate governance and nominating committee, and such other committees in accordance with the Nasdaq Marketplace Rules.

股份购买完成后的6个月内，公司同意按照纳斯达克市场规则建立审计委员会，报酬委员会，公司治理委员会，提名委员会等。

(h)           The Company covenants that it will use its best efforts to cause the Common Stock to be eligible for quotation on the Nasdaq Capital Market or NYSE Amex (including conducting a reverse stock split, if necessary).

公司同意尽最大努力使得普通股符合纳斯达克资本市场或美交所报价规则（必要时，进行股票反向分拆）。

 (i)           During the Term, the Company will furnish Purchaser with all financial and other information and data as Purchaser believes appropriate in connection with its activities on the Company's behalf, and shall provide Purchaser full access to its officers, directors, employees and professional advisors.  The Company agrees that it and its counsel will be solely responsible for ensuring that the Share Purchase complies in all respects with the applicable law.  The Company represents and warrants that any material delivered to Purchaser will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  The Company will promptly notify Purchaser if it learns of any material inaccuracy or misstatement in, or material omission from, any information theretofore delivered to Purchaser.  The Company recognizes and confirms that Purchaser, in connection with performing its services hereunder, (i) will be relying without investigation upon all information that is available from public sources or supplied to it by or on behalf of the Company or its advisors, (ii) will not in any respect be responsible for the accuracy or completeness of, or have any obligation to verify, the same, (iii) will not conduct any appraisal of any assets of the Company and (iv) may require that the information supplied to Purchaser contains appropriate disclaimers consistent with the foregoing.

          协议期间，公司同意向买方提供所需的财务数据和其他信息，保证买方能充分联络到其管理人员，董事，雇员和顾问。公司同意为股份购买的合法性负全责。公司保证向买方提供的信息真实，无重大失实、遗漏或误导。如有任何不实或遗漏，公司应及时通知买方。公司确认，买方提供服务的基础是(i) 未经调查，从公共来源，公司或其它顾问处得到的信息；(ii) 买方无责任核实此类信息的真实性和完整性；(iii)不做资产评估；(iv) 可要求此类信息随附免责条款。

7.           STATUS OF THE RELATIONSHIP.  Purchaser shall be an independent contractor and this Agreement shall not create an employer/employee relationship between the parties.  Purchaser shall have sole control of the manner and means of performing the Services under this Agreement subject to the scope of the Services and time limitations established by the Company.  Except as specifically granted to Purchaser, Purchaser shall have no right, authority or power to act for or on behalf of the Company or its Affiliates or to bind the Company or its Affiliates.  All of Purchaser's activities will be at its own risk and liability.  Purchaser shall not be entitled to receive, and shall not receive, any benefit provided by the Company to its employees, including, without limitation, health insurance, dental insurance, benefits or paid vacation.

            合作性质。 买方为独立实体，本协议不形成雇主/雇员关系。在公司设定的服务范围和服务期限内，买方有权独立决定提供服务的方式。除非特别授权，买方无权代表公司或其关联机构进行任何有约束力的活动。买方自担风险和责任。买方不得享有公司为其雇员提供的福利，如医疗保险，牙科保险，带薪假期等。

8.           INDEMNIFICATION; EXCULPATION.  Recognizing that Purchaser, in providing the services contemplated hereby, will be acting as a representative of, and relying on information provided by, the Company, the Company agrees to the provisions of Schedule I hereto.  The Company shall use its best efforts to cause any binding agreements with acquirors or providers of Financing to include exculpation and indemnification provisions in favor of Purchaser which are equivalent to those contained in Schedule I and are binding on such parties.  It is specifically understood and agreed that the indemnification provisions of Schedule I shall be binding on the successors and assigns of the parties hereto and of the Indemnified Persons (as defined in Schedule I), specifically including the continuing entity after any transaction involving the Company and any successor thereto whether by subsequent merger, consolidation or transfer of all or a substantial part of the assets or business of the Company or such continuing entity.

            赔偿；免责。 鉴于买方在提供服务过程中将以公司代表身份行事，并依赖公司提供信息，公司同意附件一所列条款。公司将尽最大努力使得于收购方或投资方达成的约束性协议中包含买方免责和赔偿条款，如附件一所列条款。特别是，附件一中的赔偿条款适用于各方的继承人和受让人，被赔偿方，合并或转让后的继受人。

9.           MISCELLANEOUS.

            其他

(a)           Entire Agreement.                                           This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and all prior negotiations and agreements, whether written or oral, are merged into this Agreement.

                        完整性。 本协议为协议各方为所述事项达成的完整协议，涵盖了此前所有的谈判和达成的协议，无论是书面或口头形式。

(b)           Severability. If any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, but this Agreement shall be reformed and construed as if such provision had never been contained in it, and any such provision shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted.

                        独立性。 如本协议中任何条款被认定无效、违法、不可执行，其他条款不受影响。本协议按不包含该无效、违法、不可执行条款解释。该无效、违法、不可执行条款应加以修正。

(c)           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which counterparts collectively shall constitute one document representing the agreement among the parties.

                        份数。 本协议一式多份，每份均为原件。 所有份数构成协议各方间达成的合意。

(d)           Amendment.  This Agreement may not be amended, discharged, terminated, modified or changed orally, and any such proposed amendment, discharge, termination, modification or change shall be in writing and signed by each of the parties hereto.

                        修正。  本协议不得口头修改或终止。 任何修改或终止意向应以书面方式提出，并经协议各方签字确认。

(e)           Waiver of Breach. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, and no waiver shall be valid unless it is in writing and is signed by the party against whom such waiver is sought.

                        违约不计  一方对一个违约行为的不追求，不构成对后续违约行为的不追究，该违约不计应以书面方式确认后生效。

(f)           Governing Law; Venue; Waiver of Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective Affiliates, directors, managers, officers, shareholders, members, employees or agents) shall be conducted through binding arbitration in Shanghai, China.  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of arbitration conducted in Shanghai, China for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper.  Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.  If any party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other reasonable costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

                        适用法律；地点；放弃法庭审判  本协议按特拉华州法律解释和执行，不考虑法律冲突。协议各方同意将与本协议有关的法律行为（包括向协议一方或向其关联机构、管理人员、董事、股东、员工、代理提起的法律行为），如效力、执行、解释，在中国上海仲裁。协议各方同意将与本协议或相关交易有关的争议在中国上海仲裁，放弃向法院提起诉讼的权利。协议各方放弃个人送达，同意接受挂号信送达或隔夜快递送达（附送达证明），但不得视为法律许可的送达方式在此受到限制。协议各方在法律许可范围内，放弃与本协议有关的任何诉讼权利。 如果任何一方提起仲裁，执行本协议条款，败诉方需向胜诉方支付合理的律师费用，为调查、准备、提起仲裁支出的合理费用。

(g)           Survival.  The provisions and restrictions contained in Sections 6(b)-(i), and 7 through 9 shall survive the termination of this Agreement or any extensions thereof.

                        延续。 第7-9条在本协议终止后仍有效。

(h)           Successor and Assigns. This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party’s successors and permitted assigns.

                        继承和转让。 本协议及所有权利义务适用于协议各方的继承人和受让人。

(i)           SEC Filings.  The Company covenants and agrees that it will file with the SEC on Form 8-K an announcement that it has entered into this Agreement within one day of its execution, and further covenants and agrees that it will file with the SEC additional Form 8-K's disclosing the entry into all material agreements in connection with the Share Purchase and the closing upon preferred stock and warrants purchased thereunder within one business day of entry into each such agreement or each such closing.

(j)           Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 9(j) prior to 5:00 p.m. (Los Angeles, California time) on a business day, (ii) the business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Agreement later than 5:00 p.m. (Los Angeles, California time) on any date and earlier than 11:59 p.m. (Los Angeles, California time) on such date, (iii) the business day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as follows:

                        通知。 任何通知应采用书面形式，在以下日期最早者和以下地址送达后生效：(i) 传真送达：在加州时间工作日下午5点前传真到第10(i)条规定的号码；(ii) 如果是在下午5点-晚上11：59分传真到该号码，视为下一个工作日送达；(iii) 隔夜快递：邮寄日后下一个工作日；(iv) 接收方签收。 通知送达地址如下：

To the Company: 致公司:	VLOV, Inc. 劲都人（国际）服饰有限公司 No 1749-1751 Xiangjiang Road Shishi City, Fujian Province People’s Republic of China 福建省石狮市香江路1749-1751号 To: 吴青青（Wu Qingqing） Fax: +86-595-85498898
To the Purchaser: 致买方:	ARC China Inc. 宏弧商务咨询（上海）有限公司 The Bank of China Building, 14/F 23 Zhongshan East No.1 Road Shanghai 200002, P.R. China 中国银行大厦14楼 中国上海200021中山东一路23号200002 To: Adam Roseman Fax: +86-21-63235228

or such other address as may be designated in writing hereafter, in the same manner, by such party.

或者是协议各方以书面方式指定的其他地址。

[SIGNATURE PAGE FOLLOWS]

【以下为签字页】

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

COMPANY: VLOV Inc. 劲都人（国际）服饰有限公司

By:	/s/ Wu Qingqing
吴青青 Wu Qingqing
Chief Executive Officer

PURCHASER: ARC China, Inc. 宏弧商务咨询（上海）有限公司

By:	/s/ Adam Roseman
Adam Roseman
Chief Executive Officer

Schedule I
附件一

This Schedule I is a part of and is incorporated into that certain Agreement dated as of September 27, 2009 by and between VLOV, Inc. (the "Company") and ARC China, Inc. ("Purchaser")  This letter will confirm that the Company agrees to indemnify and hold harmless Purchaser and its affiliates, the respective directors, officers, attorneys, finders and other agents, stockholders and employees of Purchaser and its affiliates and each other person, if any, controlling Purchaser or any of its affiliates (Purchaser and each such person and entity being referred to as an "Indemnified Person"), to the full extent lawful, from and against any losses, claims, damages, expenses or liabilities or actions (including without limitation shareholder actions and actions arising from the use of information provided to Purchaser by the Company or omissions from such materials) related to or arising out of this engagement or Purchaser's role in connection herewith, and will pay (or, if paid by an Indemnified Person, reimburse such Indemnified Person) for all fees and expenses (including, without limitation, counsel fees and charges for the time of Purchaser professional employees at their then current hourly rates) incurred by such Indemnified Person in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party.
本附件为劲都人（国际）服饰有限公司(“公司”))与宏弧商务咨询（上海）有限公司(“顾问”)于2009年9月27日签订协议的一部分。本附件确认公司同意为买方和其关联机构、管理人员、律师、代理、股东、雇员，顾问的控制人和关联机构（“受偿人”）等免责，免予承担因此顾问协议而产生的任何损失、索赔、诉讼(包括但不限于股东诉讼，因使用公司提供信息而引起的诉讼)。并支付（如果受偿人先行支付，给予报销）受偿人为了调查、准备、辩护而支付的所有费用（包括但不限于律师费和买方雇员的按时计费）。

The Company will not, however, be responsible for any claims, liabilities, losses, damages or expenses which result from any compromise or settlement not approved by the Company or which are determined by a final judgment of a court of competent jurisdiction to have resulted solely from the fraud, willful misconduct or gross negligence of any Indemnified Person. The Company also agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Agreement, except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company, which are determined by a final judgment of a court of competent jurisdiction to have resulted solely from the fraud, willful misconduct or gross negligence of the Indemnified Person.  The foregoing agreement shall be in addition to any rights that any Indemnified Person may have at common law or otherwise, including without limitation any right to contribution.
对于未经公司认可的和解，或法院认定由任何受偿人的欺诈、故意或重大过失引起的索赔、责任、损失，公司不负责。公司同意，除了法院认定由受偿人的欺诈、故意或重大过失引起的索赔、责任、损失，受偿人对公司不承担责任。上述协议不限制受偿人依普通法所享有的其他权利。

The Company's agreement to indemnify Purchaser and other Indemnified Persons pursuant to this Agreement shall not be disclosed publicly or made available to third parties by either party hereto without the other party's prior written consent.  If any action or proceeding is brought against any Indemnified Person in respect of which indemnity may be sought against the Company pursuant hereto, or if any Indemnified Person receives notice from any potential litigant of a claim which such person reasonably believes will result in the commencement of any such action, proceeding, or claim, such Indemnified Person shall promptly notify the Company in writing of the commencement of such action or proceeding, or of the existence of any such claim, but the failure so to notify the Company of any such action or proceeding shall not relieve the Company from any other obligation or liability which it may have to any Indemnified Person otherwise than under this Agreement or with respect to any other action or proceeding.  In case any such action or proceeding shall be brought against any Indemnified Person with respect to which such Indemnified Person gives notice of its intention to seek indemnification hereunder, the Company shall be entitled to participate in such action or proceeding and, to the extent that the Company may determine, to assume the defense thereof, with counsel of the Company's choice (in which case the Company shall not thereafter be responsible for the fees and expenses of any separate counsel retained by such Indemnified Person), or compromise or settle such action or proceeding, at its expense; provided, however, that such counsel shall be satisfactory to the Indemnified Person in the exercise of its reasonable judgment.  Notwithstanding the Company's election to assume the defense of such action or proceeding, such Indemnified Person shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Company shall bear the reasonable fees, costs and expenses of such separate counsel (and shall pay such fees, costs and expenses at least quarterly), if (a) the use of counsel chosen by the Company to represent such Indemnified Person would, in the judgment of the Indemnified Person, present such counsel with a conflict of interest; (b) the defendants in, or targets of, any such action or proceeding include both an Indemnified Person and the Company, and such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it or to other Indemnified Persons which are different from or additional to those available to the Company (in which case the Company shall not have the right to direct the defense of such action or proceeding on behalf of the Indemnified Person); (c) the Company shall not have employed counsel satisfactory to such Indemnified Person in the exercise of the Indemnified Person's reasonable judgment to represent such Indemnified Person within a reasonable time after notice of the institution of such action or proceeding; or (d) the Company shall authorize such Indemnified Person to employ separate counsel at the Company's expense.
非经另一方书面许可，公司同意赔偿买方和其他受偿人的消息不得对外公布或透露给第三方。如果任何受偿人被起诉，以向公司寻求赔偿，或任何受偿人接到诉讼或索赔的通知并由此有理由相信将会被起诉，该受偿人应及时以书面形式通知公司。怠于通知并不会减轻公司按照本协议应当承担的责任。如果受偿人被起诉，且受偿人发出将要求赔偿的通知，公司有权参加诉讼，经受偿人认可，自聘律师（公司不再支付该受偿人的律师费）进行辩护或和解。受偿人有权单独聘请律师，由公司支付合理费用（至少每季度一付），如果(a)受偿人认为使用公司的律师有利益冲突；(b) 公司和受偿人同为被告，受偿人认为与公司的抗辩不同或有更多抗辩（则公司无权代表受偿人进行抗辩），(c)在接到起诉通知后合理时间内，公司未提供受偿人满意的律师；(d) 公司授权受偿人自聘律师，由公司支付费用。

In order to provide for the just and equitable contribution, if a claim for indemnification hereunder is found unenforceable in a final judgment by a court of competent jurisdiction (not subject to further appeal), even though the express provisions hereof provide for indemnification in such case, then the Company and Purchaser shall contribute to the losses, claims, damages, judgments, liability, expenses or costs to which the Indemnified Person may be subject in accordance with the relative benefits received by, and the relative fault of, each in connection with the statements, acts or omissions which resulted in such losses, claims, damages, judgments, liabilities, or costs.  The Company agrees that a pro rata allocation would be unfair.  No person found liable for a fraudulent misrepresentation or omission shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation or omission.  Notwithstanding the foregoing, Purchaser shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by Purchaser for its services to the Company.
为保证公平公正，如果赔偿诉讼的法院裁决不能执行（不包括上诉），公司和买方应按照所得收益和相应过错来分担受偿人的损失、费用、裁决、责任。公司同意按人分配有失公平。有欺诈或疏漏行为的人无权获得无过错人的责任分担。买方的赔偿义务仅限于其从公司收取的费用。

These indemnification provisions shall (i) remain operative and in full force and effect regardless of any termination or completion of the engagement of Purchaser; (ii) inure to the benefit of any successors, assigns, heirs or personal representative of any Indemnified Person; and (iii) be in addition to any other rights that any Indemnified Person may have.
本赔偿条款：(i) 无论协议是否终止，都保持全部效力；(ii) 适用于受偿人的继承人、受让人、代表人；(iii) 不限制受偿人的其他权利。